EXHIBIT 99.2

CDW Declares Cash Dividend of $0.16 Per Share

Reinforces Ongoing Commitment to Delivering Value to Stockholders

LINCOLNSHIRE, Ill., Feb. 07, 2017 (GLOBE NEWSWIRE) -- CDW Corporation (NASDAQ:CDW), today announced that its Board of Directors has declared a quarterly cash dividend of $0.16 per common share to be paid on March 10, 2017 to all stockholders of record as of the close of business on February 24, 2017.  This represents a 49 percent increase over last year’s dividend.  Future dividends will be subject to Board of Director approval.

“When CDW became a public company in 2013, we made a commitment to deliver value to our stockholders, just as we’ve delivered value to more than 250,000 customers and more than 1,000 partners for nearly 30 years," said Ann E. Ziegler, Senior Vice President & Chief Financial Officer, CDW.  "Dividend increases are an important part of our capital allocation strategy, along with maintaining our leverage ratio, making tuck-in acquisitions and share repurchases. Since our IPO in June 2013, our dividend has increased nearly four-fold.”

About CDW
CDW is a leading multi-brand technology solutions provider to business, government, education and healthcare organizations in the United States, Canada and the United Kingdom. A Fortune 500 company with multi-national capabilities, CDW was founded in 1984 and employs approximately 8,500 coworkers. For the twelve months ended December 31, 2016, the company generated net sales of nearly $14 billion. For more information about CDW, please visit www.CDW.com.

Investor Inquiries
Sari Macrie, CFA
Vice President, Investor Relations
847-968-0238
investorrelations@cdw.com

Media Inquiries
Mary Viola
Vice President, Corporate Communications
847-968-0743
mediarelations@cdw.com

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